The Simply Good Foods Company Reports Fiscal Second Quarter 2025
Financial Results and Reaffirms Fiscal Year 2025 Outlook

Denver, CO, April 9, 2025, - The Simply Good Foods Company (Nasdaq: SMPL) (“Simply Good Foods,” or the “Company”), a developer, marketer and seller of branded nutritional foods and snacking products, today reported financial results for the thirteen and twenty-six weeks ended March 1, 2025. The acquisition of Only What You Need, Inc. ("OWYN") was completed on June 13, 2024. Therefore, the Company's year-ago performance for the thirteen and twenty-six weeks ended February 24, 2024, does not include results of the OWYN business. The reference to "organic" or "legacy" Simply Good Foods in this press release encompasses Simply Good Foods' business excluding OWYN.

Second Quarter Summary:(1)
•Net sales of $359.7 million versus $312.2 million
•Net income of $36.7 million versus $33.1 million
•Earnings per diluted share (“EPS”) of $0.36 versus $0.33
•Adjusted Diluted EPS(2) of $0.46 versus $0.40
•Adjusted EBITDA(3) $68.0 million versus $57.8 million
Reaffirming Fiscal Year 2025(4) Outlook:
•Net sales expected to increase 8.5% to 10.5%
•Adjusted EBITDA expected to increase 4% to 6%
•The fifty-third week in fiscal year 2024 is an approximately 2-percentage point headwind to both Net Sales and Adjusted EBITDA growth in fiscal year 2025 and is incorporated in the outlook above

"I am very pleased with our second quarter and first half results. We are executing well, adding new doors, winning with innovation, and driving brand awareness and household penetration of our brands" said Geoff Tanner, President and Chief Executive Officer of Simply Good Foods.
"Simply Good Foods grew second quarter retail takeaway 7%, with organic(5) net sales growth up over 4%. Strong top-line enabled Adjusted EBITDA growth of 18% year-over-year, which also benefited from favorable commodities and strong cost discipline. In these uncertain times, we remain excited about the mainstreaming of consumer demand for high protein, low-sugar, low-carb foods and beverages, and we are confident our differentiated portfolio of three uniquely positioned brands puts us at the forefront of this generational shift."

Second Quarter 2025 Results

Net sales increased $47.5 million, or 15.2%, to $359.7 million. OWYN net sales contributed $33.8 million, or 10.8%, to reported net sales growth, while organic net sales grew 4.4%, driven by Quest. International organic net sales of $6.4 million declined $2.1 million versus the comparable year ago period.

Total Simply Good Foods retail takeaway(6) increased about 7% driven by strong Quest and OWYN point-of-sales growth of about 13% and 52%, respectively. Atkins retail takeaway was off about 10%.

Gross profit was $130.1 million, an increase of $13.3 million, or 11.4%, from the year ago period. The increase in gross profit was driven by organic volume growth and the inclusion of OWYN, partially offset by a $0.4 million non-cash inventory step-up purchase accounting adjustment related to the OWYN Acquisition. As a result, gross margin was 36.2%, a 120 basis points decrease versus last year, driven primarily by OWYN. The non-cash inventory step-up related to the OWYN Acquisition was a 10 basis points headwind to gross margin in the quarter.

Operating expenses of $75.4 million increased $6.6 million versus the comparable year ago period. Selling and marketing expenses increased $0.4 million to $35.1 million primarily due to the inclusion of OWYN offsetting declines on the legacy business. General and administrative ("G&A") expenses of $36.0 million increased $6.1 million compared to the year ago period. Excluding stock-based compensation of $4.7 million, integration expenses of $2.0 million, and term loan transaction fees of $0.7 million, second quarter fiscal year 2025 G&A increased $3.0 million to $28.6 million, driven primarily by the OWYN Acquisition.

One-time Business Transaction costs related to the OWYN Acquisition were $0.2 million.

Net interest income and interest expense was $5.6 million, an increase of $1.0 million versus the comparable year ago period. The interest expense component increase was primarily driven by a higher term loan debt balance due to the OWYN Acquisition.

Net income of $36.7 million increased $3.6 million, or 10.9%, as compared to $33.1 million in the comparable year ago period.

Adjusted EBITDA, a non-GAAP financial measure used by the Company that makes certain adjustments to net income calculated under GAAP, was $68.0 million versus $57.8 million in the year ago period.

Reported earnings per diluted share (“Diluted EPS”) were $0.36 versus $0.33 in the year ago period. The weighted average diluted shares outstanding were approximately 101.8 million versus 101.3 million in the year ago period.

Adjusted Diluted EPS, a non-GAAP financial measure used by the Company that makes certain adjustments to Diluted EPS calculated under GAAP, was $0.46 versus $0.40 in the year ago period.

Year-to-Date Second Quarter Fiscal Year 2025 Highlights vs. Year-to-Date Second Quarter 2024
•Net sales were $700.9 million versus $620.9 million
•Net income of $74.9 million versus $68.7 million
•Earnings per diluted share (“EPS”) of $0.74 versus $0.68
•Adjusted Diluted EPS of $0.95 versus $0.82
•Adjusted EBITDA of $138.1 million versus $119.8 million

Net sales increased $80.0 million, or 12.9%, to $700.9 million. OWYN contributed $66.1 million, or 10.6%, to reported net sales growth, while organic net sales grew 2.3%, driven by Quest. International organic net sales were down $1.0 million versus the comparable year ago period.

Total Simply Good Foods retail takeaway increased about 8% driven by strong Quest and OWYN point-of-sales growth of about 12% and 57%, respectively. Atkins retail takeaway was off about 7%.

Gross profit was $260.6 million, compared to $232.0 million in the year ago period. The increase in gross profit was driven primarily by the inclusion of OWYN, partially offset by a $1.4 million non-cash inventory step-up purchase accounting adjustment related to the OWYN Acquisition. As a result, gross margin was 37.2%, representing a decline of 20 basis points versus the comparable year ago period. Favorable commodity expenses were offset by the inclusion of OWYN. The non-cash inventory step-up related to the OWYN Acquisition was a 20 basis point headwind.

Operating expenses of $151.3 million increased $19.2 million versus the comparable year ago period. Selling and marketing expenses increased $1.4 million to $68.1 million primarily driven by the inclusion of OWYN offsetting declines on the legacy business. General and administrative ("G&A") expenses of $74.1 million increased $17.2 million compared to the year ago period. Excluding stock-based compensation of $8.3 million, integration expenses of $6.9 million, and term loan transaction fees of $0.7 million, second quarter year-to-date fiscal year 2025 G&A increased $9.5 million to $58.2 million, driven primarily by the OWYN Acquisition.

One-time Business Transaction costs related to the OWYN Acquisition were $0.8 million.

Net interest income and interest expense was $12.7 million, an increase of $3.1 million versus the comparable year ago period. The interest expense component increase was primarily driven by a higher term loan debt balance due to the OWYN Acquisition.

Net income was $74.9 million compared to $68.7 million for the comparable year ago period.

Adjusted EBITDA, a non-GAAP financial measure used by the Company that makes certain adjustments to net income calculated under GAAP, was $138.1 million versus $119.8 million in the year ago period.

Reported earnings per diluted share ("Diluted EPS") were $0.74 versus $0.68 in the year ago period. The weighted average diluted shares outstanding was approximately 101.7 million versus 101.2 million in the year ago period.

Adjusted Diluted EPS, a non-GAAP financial measure used by the Company that makes certain adjustments to Diluted EPS calculated under GAAP, was $0.95 versus $0.82 in the year ago period.

Balance Sheet and Cash Flow

At the end of the second quarter of fiscal year 2025, the Company had cash of $103.7 million and an outstanding principal balance on its term loan of $300.0 million. During the quarter, the Company repaid $50.0 million of its term loan debt, bringing fiscal year-to-date repayments to $100.0 million. Since the closing of the OWYN Acquisition, when the term loan balance increased by $250.0 million, the Company has repaid $190.0 million. Cash flow from operations was about $63.3 million versus $94.0 million in the year ago period. The decline was primarily due to lower net working capital.

As of March 1, 2025, the Company's trailing twelve-month Net Debt to Adjusted EBITDA ratio was 0.7x(7).

CFO Succession Plan

On January 28, 2025, the Company announced Chief Financial Officer Shaun Mara's plan to retire, effective July 3, 2025. In connection with Mr. Mara's retirement, the Company also announced the hiring of Christopher J. Bealer as Senior Vice President of Finance, as of April 1, 2025. Mr. Bealer is expected to succeed Mr. Mara as Chief Financial Officer upon Mr. Mara's retirement.

Fiscal Year 2025 Outlook

Due to solid retail takeaway and strong Adjusted EBITDA growth to start the year, the Company reaffirms its fiscal year 2025 outlook. The Company expects organic net sales growth to be driven primarily by volume. The Company is also reaffirming its outlook for gross margin, which is still expected to decline approximately 200 basis points versus fiscal year 2024, with favorable commodity expenses year-to-date, ongoing productivity and cost savings initiatives, and pricing expected to be offset by higher input costs in the second half, as well as preliminary estimates of expected costs related to recently announced tariffs.

Therefore, the Company anticipates the following in fiscal year 2025:

•Net Sales expected to increase 8.5% to 10.5%
–OWYN fiscal year 2025 Net Sales expected to be in the $140-150 million range
•Adjusted EBITDA expected to increase 4% to 6%
•The fifty-third week in fiscal year 2024 is an approximately 2-percentage point headwind to both Net Sales and Adjusted EBITDA growth in fiscal year 2025 and incorporated in the outlook above
•Assuming a comparable full year of OWYN results are included in fiscal year 2024, as well as the exclusion of the fifty-third week in fiscal year 2024, fiscal year 2025 is expected to be in line with the Company's long-term algorithm; net sales growth in the 4-6% range and Adjusted EBITDA growth slightly greater than the net sales increase

The foregoing outlook assumes current economic conditions and consumer purchasing behavior remain generally consistent over the balance of the Company's fiscal year.

___________________________________
(1) All comparisons for the second quarter or fiscal year-to-date period ended March 1, 2025, versus the comparable year-ago period ended February 24, 2024.
(2) Adjusted Diluted Earnings Per Share is a non-GAAP financial measure. The Company excludes acquisition-related costs, such as business transaction costs, integration expense and depreciation and amortization expense in calculating Adjusted Diluted Earnings Per Share. Please refer to "Reconciliation of Adjusted Diluted Earnings Per Share" in this press release for an explanation and reconciliation of this non-GAAP financial measure.
(3) Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") is a non-GAAP financial measure. Please refer to the "Reconciliation of EBITDA and Adjusted EBITDA" in this press release for an explanation and reconciliation of this non-GAAP financial measure.
(4) The Company does not provide a forward-looking reconciliation of expected fiscal year 2025 Adjusted EBITDA to Net Income, the most directly comparable GAAP financial measure, because we are unable to provide such a reconciliation without unreasonable effort due to the unavailability of reliable estimates for certain components of consolidated net income and the respective reconciliations, and the inherent difficulty of predicting what the changes in these components will be throughout the fiscal year. As these items may vary greatly between periods, we are unable to address the probable significance of the unavailable information, which could significantly affect our future financial results.
(5) "Organic" or "Legacy" growth refers to combined performance of the Company prior to the acquisition of OWYN on June 13, 2024, specifically including the Quest and Atkins brands in North America, as well as the International business.
(6) Combined Quest, Atkins, and OWYN IRI MULO++C store and Company unmeasured channel estimate for the 13-weeks ending March 2, 2025, vs. the comparable 13-week year ago period.
(7) Net Debt to Adjusted EBITDA is a non-GAAP financial measure which Simply Good Foods defines as the total debt outstanding under our credit agreement with Barclays Bank PLC and other parties ("Credit Agreement"), reduced by cash and cash equivalents, and divided by the Company's trailing twelve month Adjusted EBITDA, as previously defined. The Company does not provide a forward-looking reconciliation of Net Debt to Adjusted EBITDA to Net Debt to Consolidated Net Income, the most directly comparable GAAP financial measures, expected for fiscal year 2025, because we are unable to provide such a reconciliation without unreasonable effort due to the unavailability of reliable estimates for certain components of consolidated net income and the respective reconciliations, and the inherent difficulty of predicting what the changes in these components will be throughout the fiscal year. As these items may vary greatly between periods, we are unable to address the probable significance of the unavailable information, which could significantly affect our future financial results.

Conference Call and Webcast Information
The Company will host a conference call with members of the executive management team to discuss these results today, Wednesday, April 9, 2025, at 6:30 a.m. Mountain time (8:30 a.m. Eastern time). Investors interested in participating in the live call can dial 877-407-0792 from the U.S. and International callers can dial 201-689-8263. In addition, the call and accompanying presentation slides will be broadcast live over the Internet hosted at the “Investor Relations” section of the Company's website at http://www.thesimplygoodfoodscompany.com. A telephone replay will be available approximately two hours after the call concludes and will be available through April 16, 2025, by dialing 844-512-2921 from the U.S., or 412-317-6671 from international locations, and entering confirmation code 13751795.

About The Simply Good Foods Company
The Simply Good Foods Company (Nasdaq: SMPL), headquartered in Denver, Colorado, is a consumer packaged food and beverage company that is bringing nutritious snacking with ambitious goals to raise the bar on what food can be with trusted brands and innovative products. Our product portfolio consists primarily of protein bars, ready-to-drink (RTD) shakes, sweet and salty snacks, and confectionery products marketed under the Atkins, Quest, and OWYN brands. We are a company that aims to lead the nutritious snacking movement and is poised to expand our healthy lifestyle platform through innovation, organic growth, and investment opportunities in the snacking space. To learn more, visit http://www.thesimplygoodfoodscompany.com.

Investor Contact
Joshua Levine
Vice President, Investor Relations and Treasury
The Simply Good Foods Company
jlevine@simplygoodfoodsco.com

Forward Looking Statements

Certain statements made herein are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by or include words such as “will”, “expect”, “intends” or other similar words, phrases or expressions. These statements relate to future events or our future financial or operational performance and involve known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements. We caution you that these forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. You should not place undue reliance on forward-looking statements. These statements reflect our current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. These risks and uncertainties relate to, among other things, our ability to achieve our estimates of OWYN’s net sales and Adjusted EBITDA and our anticipated synergies from the OWYN Acquisition, our net leverage ratio post-acquisition, our Adjusted EPS post-acquisition, our ability to maintain OWYN personnel and effectively integrate OWYN, our operations being dependent on changes in consumer preferences and purchasing habits regarding our products, a global supply chain and effects of supply chain constraints and inflationary pressure on us and our contract manufacturers, our ability to continue to operate at a profit or to maintain our margins, the effect pandemics or other global disruptions on our business, financial condition and results of operations, the sufficiency of our sources of liquidity and capital, our ability to maintain current operation levels and implement our growth strategies, our ability to maintain and gain market acceptance for our products or new products, our ability to capitalize on attractive opportunities, our ability to respond to competition and changes in the economy including changes regarding inflation and increasing ingredient and packaging costs and labor challenges at our contract manufacturers and third party logistics providers, the amounts of or changes with respect to certain anticipated raw materials and other costs, difficulties and delays in achieving the synergies and cost savings in connection with acquisitions, changes in the business environment in which we operate including general financial, economic, capital market, regulatory and geopolitical conditions affecting us and the industry in which we operate, our ability to maintain adequate product inventory levels to timely supply customer orders, changes in taxes, tariffs, duties, governmental laws and regulations, the availability of or competition for other brands, assets or other opportunities for investment by us or to expand our business, competitive product and pricing activity, difficulties of managing growth profitably, the loss of one or more members of our management team, potential for increased costs and harm to our business resulting from unauthorized access of the information technology systems we use in our business, expansion of our wellness platform and other risks and uncertainties indicated in the Company’s Form 10-K, Form 10-Q, and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission from time to time. In addition, forward-looking statements provide the Company’s expectations, plans or forecasts of future events and views as of the date of this communication. Except as required by law, the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date and cautions investors not to place undue reliance on any such forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this communication.

The Simply Good Foods Company and Subsidiaries
Consolidated Balance Sheets
(Unaudited, dollars in thousands, except share and per share data)

	March 1, 2025	August 31, 2024
Assets
Current assets:
Cash	$103,682	$132,530
Accounts receivable, net	157,145	150,721
Inventories	163,734	142,107
Prepaid expenses	9,872	5,730
Other current assets	10,034	9,192
Total current assets	444,467	440,280

Long-term assets:
Property and equipment, net	22,790	24,830
Intangible assets, net	1,329,451	1,336,466
Goodwill	589,974	591,687
Other long-term assets	40,498	42,881
Total assets	$2,427,180	$2,436,144

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$75,065	$58,559
Accrued interest	59	265
Accrued expenses and other current liabilities	29,026	49,791
Total current liabilities	104,150	108,615

Long-term liabilities:
Long-term debt, less current maturities	298,537	397,485
Deferred income taxes	172,452	166,012
Other long-term liabilities	34,284	36,546
Total liabilities	609,423	708,658
See commitments and contingencies (Note 10)

Stockholders’ equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 600,000,000 shares authorized, 103,415,302 and 102,515,315 shares issued at March 1, 2025, and August 31, 2024, respectively	1,034	1,025
Treasury stock, 2,365,100 shares and 2,365,100 shares at cost at March 1, 2025, and August 31, 2024, respectively	(78,451)	(78,451)
Additional paid-in-capital	1,335,892	1,319,686
Retained earnings	562,134	487,265
Accumulated other comprehensive loss	(2,852)	(2,039)
Total stockholders’ equity	1,817,757	1,727,486
Total liabilities and stockholders’ equity	$2,427,180	$2,436,144

The Simply Good Foods Company and Subsidiaries
Consolidated Statements of Income and Comprehensive Income
(Unaudited, dollars in thousands, except share and per share data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	March 1, 2025	February 24, 2024	March 1, 2025	February 24, 2024
Net sales	$359,655	$312,199	$700,923	$620,877
Cost of goods sold	229,518	195,329	440,300	388,889
Gross profit	130,137	116,870	260,623	231,988

Operating expenses:
Selling and marketing	35,078	34,643	68,072	66,633
General and administrative	36,013	29,933	74,077	56,883
Depreciation and amortization	4,148	4,211	8,308	8,569
Business transaction costs	177	—	820	—
Total operating expenses	75,416	68,787	151,277	132,085

Income from operations	54,721	48,083	109,346	99,903

Other income (expense):
Interest income	701	924	1,477	2,014
Interest expense	(6,338)	(5,596)	(14,199)	(11,630)
(Loss) gain on foreign currency transactions	(125)	(23)	(5)	203
Other income	19	—	34	6
Total other income (expense)	(5,743)	(4,695)	(12,693)	(9,407)

Income before income taxes	48,978	43,388	96,653	90,496
Income tax expense	12,231	10,265	21,784	21,812
Net income	$36,747	$33,123	$74,869	$68,684

Other comprehensive income:
Foreign currency translation, net of reclassification adjustments	(426)	(15)	(813)	257
Comprehensive income	$36,321	$33,108	$74,056	$68,941

Earnings per share from net income:
Basic	$0.36	$0.33	$0.74	$0.69
Diluted	$0.36	$0.33	$0.74	$0.68
Weighted average shares outstanding:
Basic	101,040,501	99,905,643	100,724,155	99,767,769
Diluted	101,821,229	101,276,575	101,674,934	101,212,408

The Simply Good Foods Company and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited, dollars in thousands)

	Twenty-Six Weeks Ended
	March 1, 2025	February 24, 2024
Operating activities
Net income	$74,869	$68,684
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,135	10,792
Amortization of deferred financing costs and debt discount	951	992
Stock compensation expense	8,792	8,736
Estimated credit losses (gains)	101	(140)
Unrealized gain (loss) on foreign currency transactions	5	(203)
Deferred income taxes	6,440	7,722
Amortization of operating lease right-of-use asset	3,369	3,489
Other	168	(552)
Changes in operating assets and liabilities:
Accounts receivable, net	(7,028)	(1,911)
Inventories	(22,445)	820
Prepaid expenses	(4,189)	(5,447)
Other current assets	(987)	(9,220)
Accounts payable	16,566	2,399
Accrued interest	(206)	(564)
Accrued expenses and other current liabilities	(19,470)	11,076
Other assets and liabilities	(3,804)	(2,682)
Net cash provided by operating activities	63,267	93,991

Investing activities
Purchases of property and equipment	(802)	(1,087)
Acquisition of business, net of cash acquired	1,713	—
Investments in intangible and other assets	(911)	(191)
Net cash used in investing activities	—	(1,278)

Financing activities
Proceeds from option exercises	10,136	3,015
Tax payments related to issuance of restricted stock units and performance stock units	(2,522)	(3,750)
Payments on finance lease obligations	—	(121)
Cash received on repayment of note receivable	—	1,200
Principal payments of long-term debt	(100,000)	(45,000)
Net cash used in financing activities	(92,386)	(44,656)

Cash and cash equivalents
Net (decrease) increase in cash	(29,119)	48,057
Effect of exchange rate on cash	271	104
Cash at beginning of period	132,530	87,715
Cash and cash equivalents at end of period	$103,682	$135,876

Net Sales by Geographic Area and Brands

The following is a summary of revenue disaggregated by geographic area and brands:

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
(In thousands)	March 1, 2025	February 24, 2024	March 1, 2025	February 24, 2024
North America (1)
Atkins	$108,650	$122,755	$216,818	$242,253
Quest	210,771	180,874	402,708	362,337
OWYN	33,806	—	66,060	—
Total North America	353,227	303,629	685,586	604,590
International	6,428	8,570	15,337	16,287
Total net sales	$359,655	$312,199	$700,923	$620,877
(1) The North America geographic area consists of net sales substantially related to the United States and there is no individual foreign country to which more than 10% of the Company’s net sales are attributed or that is otherwise deemed individually material.

Reconciliation of EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA are non-GAAP financial measures commonly used in our industry and should not be construed as alternatives to net income as an indicator of operating performance or as alternatives to cash flow provided by operating activities as a measure of liquidity (each as determined in accordance with GAAP). Simply Good Foods defines EBITDA as net income or loss before interest income, interest expense, income tax expense, depreciation and amortization, and Adjusted EBITDA as further adjusted to exclude the following items: stock-based compensation expense, executive transition costs, business transaction costs, purchase price accounting inventory step-up, integration costs, term loan transaction fees, and other non-core expenses. The Company believes that EBITDA and Adjusted EBITDA, when used in conjunction with net income, are useful to provide additional information to investors. Management of the Company uses EBITDA and Adjusted EBITDA to supplement net income because these measures reflect operating results of the on-going operations, eliminate items that are not directly attributable to the Company’s underlying operating performance, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to the key metrics the Company’s management uses in its financial and operational decision making. The Company also believes that EBITDA and Adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry. EBITDA and Adjusted EBITDA may not be comparable to other similarly titled captions of other companies due to differences in the non-GAAP calculation.

The following unaudited table provides a reconciliation of EBITDA and Adjusted EBITDA to its most directly comparable GAAP measure, which is net income, for the twenty-six weeks ended March 1, 2025, and February 24, 2024:

(In thousands)	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	March 1, 2025	February 24, 2024	March 1, 2025	February 24, 2024
Net income	$36,747	$33,123	$74,869	$68,684
Interest income	(701)	(924)	(1,477)	(2,014)
Interest expense	6,338	5,596	14,199	11,630
Income tax expense	12,231	10,265	21,784	21,812
Depreciation and amortization	5,088	5,187	10,135	10,792
EBITDA	59,703	53,247	119,510	110,904
Stock-based compensation expense	4,948	4,568	8,792	8,736
Executive transition costs	—	—	—	366
Business transaction costs	177	—	820	—
Inventory step-up	438	—	1,412	—
Integration of OWYN	1,955	—	6,886	—
Term loan transaction fees	715	—	715	—
Other (1)	65	25	(66)	(201)
Adjusted EBITDA	$68,001	$57,840	$138,069	$119,805
(1) Other items consist principally of exchange impact of foreign currency transactions and other expenses.

Reconciliation of Adjusted Diluted Earnings Per Share

Adjusted Diluted Earnings per Share. Adjusted Diluted Earnings per Share is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to diluted earnings per share as an indicator of operating performance. Simply Good Foods defines Adjusted Diluted Earnings Per Share as diluted earnings per share before stock-based compensation expense, executive transition costs, business transaction costs, purchase price accounting inventory step-up, integration costs, term loan transaction fees, and other non-core expenses on a theoretical tax effected basis of such adjustments. The tax effect of such adjustments to Adjusted Diluted Earnings Per Share is calculated by applying an overall assumed statutory tax rate to each gross adjustment as shown in the reconciliation to Adjusted EBITDA, as previously defined. The assumed statutory tax rate reflects a normalized effective tax rate estimated based on assumptions regarding the Company's statutory and effective tax rate for each respective reporting period, including the current and deferred tax effects of each adjustment, and is adjusted for the effects of tax reform, if any. The Company consistently applies the overall assumed statutory tax rate to periods throughout each fiscal year and reassesses the overall assumed statutory rate on annual basis. The Company believes that the inclusion of these supplementary adjustments in presenting Adjusted Diluted Earnings per Share, when used in conjunction with diluted earnings per share, are appropriate to provide additional information to investors, reflects more accurately operating results of the on-going operations, enhances the overall understanding of past financial performance and future prospects and allows for greater transparency with respect to the key metrics the Company uses in its financial and operational decision making. The Company also believes that Adjusted Diluted Earnings per Share is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry. Adjusted Diluted Earnings per Share may not be comparable to other similarly titled captions of other companies due to differences in the non-GAAP calculation.

The following unaudited tables below provide a reconciliation of Adjusted Diluted Earnings Per Share to its most directly comparable GAAP measure, which is diluted earnings per share, for the twenty-six weeks ended March 1, 2025, and February 24, 2024:

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	March 1, 2025	February 24, 2024	March 1, 2025	February 24, 2024
Diluted earnings per share	$0.36	$0.33	$0.74	$0.68

Depreciation and amortization	0.05	0.05	0.10	0.11
Stock-based compensation expense	0.05	0.05	0.09	0.09
Business transaction costs	—	—	0.01	—
Inventory step-up	—	—	0.01	—
Integration of OWYN	0.02	—	0.07	—
Term loan transaction fees	0.01	—	0.01	—
Tax effects of adjustments (1)	(0.03)	(0.02)	(0.07)	(0.05)
Rounding (2)	—	(0.01)	(0.01)	(0.01)
Adjusted diluted earnings per share	$0.46	$0.40	$0.95	$0.82
(1) This line item reflects the aggregate tax effect of all non-tax adjustments reflected in the preceding line items of the table. The tax effect of each adjustment is computed (i) by dividing the gross amount of the adjustment, as shown in the Adjusted EBITDA reconciliation, by the number of diluted weighted average shares outstanding for the applicable fiscal period and (ii) applying an overall assumed statutory tax rate of 25% for the thirteen and twenty-six week periods ended March 1, 2025, as well as the thirteen and twenty-six week periods ended February 24, 2024.

(2) Adjusted Diluted Earnings Per Share amounts are computed independently for each quarter. Therefore, the sum of the quarterly Adjusted Diluted Earnings Per Share amounts may not equal the year to date Adjusted Diluted Earnings Per Share amounts due to rounding.

Reconciliation of Net Debt to Adjusted EBITDA

Net Debt to Adjusted EBITDA. Net Debt to Adjusted EBITDA is a non-GAAP financial measure which Simply Good Foods defines as the total debt outstanding under our credit agreement with Barclays Bank PLC and other parties (“Credit Agreement”), reduced by cash and cash equivalents, and divided by the trailing twelve months of Adjusted EBITDA, as previously defined.

The following unaudited table below provides a reconciliation of Net Debt to Adjusted EBITDA as of March 1, 2025:

(In thousands)	March 1, 2025
Net Debt:
Total debt outstanding under the Credit Agreement	$300,000
Less: cash and cash equivalents	(103,682)
Net Debt as of March 1, 2025	$196,318

Trailing twelve months Adjusted EBITDA:
Add: Adjusted EBITDA for the twenty-six weeks ended March 1, 2025	$138,069
Add: Adjusted EBITDA for the fiscal year ended August 31, 2024	269,130
Less: Adjusted EBITDA for the twenty-six weeks ended February 24, 2024	(119,805)
Trailing twelve months Adjusted EBITDA as of March 1, 2025	$287,394

Net Debt to Adjusted EBITDA	0.7	x